Exhibit 5.8

TROUTMAN SANDERS LLP Attorneys at Law Troutman Sanders Building 1001 Haxall Point P.O. Box 1122 (23218-1122) Richmond, Virginia 23219 804.697.1200 telephone troutmansanders.com

November 20, 2012

Beazer Homes USA, Inc.

1000 Abernathy Road

Suite 1200

Atlanta, Georgia 30328

We have acted as special counsel to (i) Elysian Heights Potomia, LLC, a Virginia limited liability company (“Elysian”), and (ii) Homebuilders Title Services of Virginia, Inc., a Virginia corporation (“Homebuilders Title”, and, together with Elysian, collectively, the “Virginia Guarantors”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by Beazer Homes USA, Inc., a Delaware corporation (“Beazer Homes”), the Virginia Guarantors and the other subsidiaries of Beazer Homes identified therein as Co-Registrants (collectively with the Virginia Guarantors, the “Guarantors”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the issuance by Beazer Homes of up to $300,000,000 aggregate principal amount of its 6.625% Senior Secured Notes due 2018 (the “New Notes”) and the issuance by the Guarantors of guarantees with respect to the New Notes.

In that connection, we have examined the originals or copies certified or otherwise identified to our satisfaction of the following documents:

(a) the Indenture, dated July 18, 2012, by and among Beazer Homes, the Virginia Guarantors, the other Guarantors party thereto, U.S. Bank National Association, as trustee (the “Trustee”), and Wilmington Trust, National Association, as notes collateral agent (the “Collateral Agent”);

(b) the Notation of Guarantees to be issued by the Virginia Guarantors and the other Guarantors party thereto in connection with the issuance of the New Notes (the “Guarantee”);

(c) the Registration Statement;

(d) the articles of incorporation, bylaws, articles of organization and operating agreements listed on Exhibit A attached hereto (collectively, the “Constituent Documents”);

(e) the resolutions of the board of directors or board of managers, as applicable, of each of the Virginia Guarantors (collectively, the “Resolutions”); and

Beazer Homes USA, Inc.

November 20, 2012

(f) certificates respecting the subsistence, good standing or other status, as the case may be, of the Virginia Guarantors from the State Corporation Commission of Virginia dated November 19, 2012 (the “Status Certificates”).

In rendering our opinions we have also examined such certificates of public officials, corporate documents and records and other certificates and instruments as we have deemed necessary for the purposes of the opinions herein expressed. The documents set forth in clauses (a)-(c) above are hereinafter referred to collectively as the “Note Documents”. The documents set forth in clauses (a)-(f) above are hereinafter referred to collectively as the “Opinion Documents”.

In our examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the legal competency of natural persons, the conformity to original documents of all documents submitted to us as certified, conformed or photographic copies, and the authenticity of the originals of such latter documents.

We have represented the Virginia Guarantors in connection with the Note Documents and have represented Beazer Homes and the Virginia Guarantors in connection with other matters referred to us by them from time to time in the past, but we do not represent the Virginia Guarantors in connection with all matters in which they seek legal advice or representation, and we are not privy to all of the details pertaining to the operations and business affairs of the Virginia Guarantors. Accordingly, as to the factual matters forming the basis of our opinions, such opinions are based solely upon our review of the Opinion Documents. We have not undertaken any independent review or investigation at this time to determine the existence or absence of such facts, and no inference as to our knowledge of such facts should be drawn from the fact of our representation as counsel to the Virginia Guarantors.

Based upon the foregoing and subject to the qualifications, limitations, exceptions and assumptions set forth herein, we are of the opinion that:

1. Homebuilders Title (a) is a corporation validly existing and in good standing under the laws of the Commonwealth of Virginia; and (b) has all requisite corporate power and authority to perform its obligations under the Indenture and the Guarantee.

2. Elysian (a) is a limited liability company validly existing and in good standing under the laws of the Commonwealth of Virginia; and (b) has all requisite limited liability company power and authority to perform its obligations under the Indenture and the Guarantee.

3. The execution, delivery and performance of the Guarantee have been duly and validly authorized by each Virginia Guarantor.

The opinions hereinabove expressed are limited to the laws of the Commonwealth of Virginia, in each case to the extent applicable thereto. We are members of the Bar of the

Beazer Homes USA, Inc.

November 20, 2012

Commonwealth of Virginia and accordingly, do not purport to be experts on or to be qualified to express any opinion herein concerning the laws of any jurisdiction other than laws of the Commonwealth of Virginia.

The opinions expressed herein represent the judgment of this law firm as to certain legal matters, but they are not guarantees or warranties and should not be construed as such. This opinion speaks as of the date hereof, and by rendering our opinion, we do not undertake to update or supplement this opinion subsequent to the effectiveness of the Registration Statement to reflect any facts or circumstances which may thereafter come to our attention or any changes in laws which may thereafter occur.

This opinion has been prepared for your use in connection with the Registration Statement and may not be relied upon for any other purpose. Notwithstanding the foregoing, we hereby consent to the reliance on this opinion letter by King & Spalding LLP in connection with its opinion rendered for use in connection with the Registration Statement; provided, that no such reliance will have any effect on the scope, phrasing or originally intended use of this opinion.

We hereby consent to being named as counsel to the Beazer Homes and the Virginia Guarantors in the Registration Statement, to the references therein to our firm under the caption “Legal Matters” and to the inclusion of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Troutman Sanders LLP

Troutman Sanders LLP

Exhibit A

Constituent Documents

1. Articles of Incorporation of Homebuilders Title Services of Virginia, Inc., as certified by the Virginia State Corporation Commission on July 10, 2012

2. By-laws of Homebuilders Title Services of Virginia, Inc.

3. Articles of Organization of Elysian Heights Potomia, LLC, as certified by the Virginia State Corporation Commission on July 10, 2012

4. Second Amended and Restated Operating Agreement of Elysian Heights Potomia, LLC, dated as of August 18, 2009